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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT

1) MicroCarb Human Vaccines Inc. - incorporated in the State of Delaware; merged with and into Antex Biologics Inc. on September 14, 1999.

2)          Antex Pharma Inc. - incorporated in the State of Delaware;
            wholly-owned by Antex Biologics Inc.